Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4 No. 333-278812) and related Prospectus of Capital One Financial Corporation for the registration of 261,934,400 shares of its common stock and 10,700 shares of its preferred stock and to the incorporation by reference therein of our reports dated February 22, 2024, with respect to the consolidated financial statements of Capital One Financial Corporation, and the effectiveness of internal control over financial reporting of Capital One Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Tysons, Virginia

June 14, 2024